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                                                                    Exhibit 23.6

                      CONSENT OF SALOMON SMITH BARNEY INC.

   We hereby consent to the use of our name and to the description of our opinion letter, dated June 27, 2000, under the headings "SUMMARY--Queens' Financial Advisor Says the Haven Exchange Ratio is Fair, from a Financial Point of View, to Queens," "THE MERGER--Queens' Reasons for the Merger; Recommendation of Queens' Board of Directors" and "THE MERGER--Opinion of Financial Advisors--Queens" in, and to the inclusion of such opinion letter as Appendix C to, the Joint Proxy Statement/Prospectus of Queens County Bancorp, Inc. and Haven Bancorp, Inc., which Joint Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 (File Number 333-42980) of Queens County Bancorp, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                 SALOMON SMITH BARNEY INC.

                                               /s/ Salomon Smith Barney Inc.
                                          _____________________________________

New York, New York
October 12, 2000